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                                                                    Exhibit 99.3

INVOICE

DATE      INVOICE #
-------------------
7/1/97       13


LANGLEY DOWNEY ENTERTAINMENT - INVEST AMERICA

1875 Century Park East
Suite 150D
Century City, CA 90067

BILL TO
-------
Glen Sblendorio
PlayNet Technologies, Inc.
157 West 57th Street
29th Floor
New York, NY 10019

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                                                                                        P.O. NO.        TERMS
                                                                                        -------------------------
                                                                                                   Due on Receipt
                                                                                        -------------------------

QUANTITY        DESCRIPTION                                                             RATE            AMOUNT
-----------------------------------------------------------------------------------------------------------------
8               10 minute Invest America Interviews - Premium 7/14/97 - 8/13/97         6,250.00        50,000.00
8               30 Second Advertising Spots - Premium 7/14/97 - 8/13/97                     0.00             0.00

                NOTE: A $25,000.00 U.S. deposit will be paid by PlayNet Technologies,
                Inc. by July 7, 1997 and $25,000.00 U.S. of PlayNet Technologies, Inc.
                common/S8 stock (PLNT) will be transferred to Langley Downey
                Entertainment, Inc. by July 7, 1997.

                Agreed and Accepted:

                PLAYNET TECHNOLOGIES, INC.


                Glen Sblendorio

                LANGLEY DOWNEY ENTERTAINMENT, INC.


                /s/ Morton Downey, Jr.                     /s/ Samuel Cohen

                Morton Downey, Jr.                         Samuel Cohen





Cash to be paid                                                                         TOTAL           $50,000.00
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